SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 20, 2006

DENDRITE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-16379	22-2786386
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1405 U.S. Highway 206, Bedminster, New Jersey	07921
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 443-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240

14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.

13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

On October 20, 2006, the Board of Directors of Dendrite International, Inc. (the “Company”) appointed Clay Lifflander, president of the general partner of MMI Investments, L.P. (“MMI”), to the Company’s Board of Directors.  Attached and being furnished as Exhibit 99.1 is a copy of a press release of the Company dated October 23, 2006, announcing the appointment of Mr. Lifflander.

In connection with such appointment, the Company and MMI entered into a Standstill and Support Agreement (the “Standstill Agreement”).  Under the Standstill Agreement and subject to the terms thereof (including exceptions for non-public communications to the Company’s Board of Directors and management and for compliance with legal obligations), until the end of the Standstill Period (defined, subject to certain exceptions, as the earlier of the fourth anniversary of the Standstill Agreement or three months after the cessation of service of the MMI director), MMI agrees, among other things, not to (i) engage or participate in a proxy solicitation or election contest involving the Company or call a special shareholders meeting or execute a written consent in lieu of a shareholders meeting, (ii) form, join, or participate in a “group” with respect to the Company’s common stock, (iii) subject any of its shares of the Company to any arrangement or agreement with respect to the voting of such shares (other than as contained in the Standstill Agreement), (iv) seek to change the composition of the Company’s Board of Directors or management, (v) submit any shareholder proposal without the prior written consent of the Board of Directors, (vi) make any statements regarding any willingness to take action in violation of the Standstill Agreement or which may be disparaging or detrimental to the Company, (vii) seek to change the material business policies, capitalization and dividend policies or organizational documents of the Company, (viii) pursue any derivative or class action claim against the Company or its affiliates or (ix) in any way participate in the taking of any of the above actions by any other person.  In addition, MMI has agreed that in exercising its voting rights on the election of directors of the Company, MMI shall vote all its shares of the Company’s common stock for the election to the Board of the individuals nominated or designated by the Board, and for any amendment to the Company’s organizational documents intended to make effective provisions of the Standstill Agreement.

The Company has agreed to cause the total number of members of the Board to be increased by one member and to fill the vacancy so created by appointing Clay Lifflander to the Board of Directors.  With respect to each annual meeting of shareholders of the Company until the earlier of (i) the expiration of the Standstill Period, and (ii) the date on which MMI beneficially owns less than ten percent (10%) of the Company’s outstanding common stock, the Company has agreed to use its reasonable best efforts to cause the Board to solicit proxies for, and recommend that the Company’s shareholders vote in favor of, Mr. Lifflander (or his MMI replacement).

In the event that the MMI director resigns or otherwise ceases service, MMI may select a replacement in consultation with the Board and subject to the Board’s nomination process, and the Company will use its reasonable best efforts to cause such replacement to be elected or appointed as the replacement MMI director.  Upon the expiration of the Standstill Period or in the event MMI beneficially owns less than 10% of the Company’s outstanding common stock or MMI materially fails to comply with or challenges the validity of the terms of this agreement, the MMI director shall resign from the Board.

The Company will use its reasonable best efforts to appoint the MMI director to the Company’s nominating committee, subject to satisfying all “independence” requirements and all Company governance requirements. Subject to certain conditions, the Company has agreed not to create an executive or other special committee of the Board with authority to act on behalf of the Company or the Board without the consent of the MMI director.

MMI has agreed to the confidentiality provisions set forth in the Standstill Agreement.

The above summary of this agreement is qualified in its entirety by the terms of such agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers

(d)           On October 20, 2006, pursuant to the Standstill Agreement described in Item 1.01, Clay Lifflander was appointed to the Company’s Board of Directors with a term expiring at the annual meeting of shareholders in 2007.  The Board, pursuant to the Standstill Agreement, expects to name Mr. Lifflander to serve on the Corporate Governance and Nominating Committee of the Board of Directors.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Document
10.1	Standstill and Support Agreement, dated as of October 20, 2006
99.1	Press Release of Dendrite International, Inc., dated October 23, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDRITE INTERNATIONAL, INC.

Dated: October 23, 2006	By:	/s/ CHRISTINE A. PELLIZZARI
	Name:	Christine A. Pellizzari
	Title:	Senior Vice President, General Counsel
and Secretary